Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

June 20, 2014

CHS Inc.

5500 Cenex Drive

Inver Grove Heights, Minnesota 55077

Re:                 Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CHS Inc., a Minnesota cooperative corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time of up to $2,000,000,000 aggregate offering price of its Class B Cumulative Redeemable Preferred Stock (the “Preferred Stock”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, and assuming that (i) the Registration Statement and all amendments thereto (including post-effective amendments) will have become effective under the Securities Act and will continue to be so effective, (ii) a prospectus supplement to the prospectus contained in the Registration Statement, describing the Preferred Stock offered thereby, will have been prepared and filed with the Commission under the Securities Act, (iii) the Preferred Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) the organizational documents of the Company and the resolutions of the board of directors of the Company creating the Preferred Stock (the “Creation Resolutions”), each as amended as of the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of our opinions set forth below, (v) none of the terms of the Preferred Stock to be established subsequent to the date hereof, nor the issuance, sale or delivery of the Preferred Stock, nor the compliance by the Company with the terms of the Preferred Stock, (a) will violate (1) any applicable law, (2) the organizational documents of the Company or (3) the Creation Resolutions or (b) will result in a violation or breach of (1) any provision of any instrument or agreement then binding upon the Company or any of its assets, or (2) any restriction imposed by any court or governmental body having jurisdiction over the Company or any of its assets, and (vi) any applicable purchase, underwriting or similar agreement, and any other applicable agreement with respect to the Preferred Stock offered or sold, will have been duly authorized and validly executed and delivered by the Company, we are of the opinion that with respect to any shares of any series of Preferred Stock to be offered by the Company pursuant to the Registration Statement (the

“Offered Preferred Shares”), when (a) the Board has taken all necessary corporate action to establish the applicable series of Preferred Stock in accordance with the Minnesota Cooperative Associations Act, (b) the Board has taken all necessary corporate action to authorize and approve the terms of the Offered Preferred Stock and its issuance and sale in conformity with the terms of the applicable series of Preferred Stock as established by the Board and (c) certificates in the form required by the Minnesota Cooperative Associations Act representing the Offered Preferred Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, then the Offered Preferred Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Validity of Preferred Stock” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DPS/SK